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EXHIBIT (a)(1)(x)

E-mail
To:	[Name of Weider Nutrition International Employee]
From:	Tom Elitharp
Date:	, 2002

Dear Weider Nutrition International Employee:

        Unfortunately, your Election Concerning Exchange of Stock Options form regarding the Stock Option Exchange Program was either inaccurate or incomplete and was not accepted by Weider Nutrition International. If you wish to exchange any of your eligible stock options, you must submit a new Election Concerning Exchange of Stock Options form, listing the options you elect to have exchanged and cancelled. A blank form may be printed from http://weiderwise/pages/departments/human_resources.com. Tom Elitharp, Executive Vice President—Operations and Support Services for Weider Nutrition International must be in receipt of a completed election form before 5:00 p.m. Mountain Time on Thursday, October 10, 2002, unless the offer is extended. If we do not receive an accurate and complete election form from you before the deadline, all stock options currently held by you will remain intact at their original price and original terms.

        If you have any questions, please reply to this note at optioninfo@weider.com.

        Thank you.

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  EXHIBIT (a)(1)(x)